Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTITUDE ACQUISITION CORP.

Altitude Acquisition Corp. (the “Corporation”), a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is Altitude Acquisition Corp.

2.

The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 12, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2020 and was subsequently amended by the filing of the first certificate of amendment on June 10, 2022 and October 6, 2022 (as amended, the “Amended and Restated Certificate of Incorporation”).

3.	This Third Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.

This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock in regards to amendments to Section 9.1(b), Section 9.2 (a), (d), (e) and (f) and Section 9.7 and duly adopted by the affirmative vote of both (x) a majority of the holders of outstanding common stock voting together as a single class and (y) a majority of the outstanding Class B common stock voting as a separate class vote in regards to the amendment to Section 4.3(b)(i) at a meeting of stockholders in accordance with the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5.	The text of Section 4.3(b)(i) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of holder of such shares of Class B Common Stock and (B) automatically on the closing of the Business Combination.”

6.	The text of Section 9.1(b) of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 25, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by May 11, 2023 (the “completion window”) (or up to December 11, 2023, if applicable under this section 9.1(b)) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders”. In the event that the Corporation has not consummated an initial Business Combination by the completion window, the Board may, without another stockholder vote, elect to extend the period of time to consummate a Business Combination on a monthly basis for up to eight (8) times by an additional one month each time, by resolution of the Board if requested by Altitude Acquisition Holdco LLC (the “Sponsor”), and upon five days’ advance notice prior to the applicable completion window, until December 11, 2023.”

7.	The Redemption Limitation shall be removed from the Amended and Restated Certificate as follows:

a. The text of Section 9.2(a) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”).”

b. The text of Section 9.2(e) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

c. Section 9.2(f) of the Amended and Restated Certificate shall be deleted in its entirety.

8.	The text of Section 9.2(d) of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by May 11, 2023 (or up to December 11, 2023, if applicable under section 9.1(b)), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

9.	The text of Section 9.7 of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by May 11, 2023 (or up to December 11, 2023, if applicable under section 9.1(b)) or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, the Corporation has caused this Third Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 7th day of April, 2023.

/s/ Gary Teplis
Gary Teplis
President and Chief Executive Officer

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